Contact:

Joel A. Fernandes

Threshold Pharmaceuticals, Inc.
ir@thresholdpharm.com

Threshold Pharmaceuticals Reports Fourth Quarter and Year end 2011 Financial AND OPERATIONAL Results

SOUTH SAN FRANCISCO, CA – March 8, 2012 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and year ended December 31, 2011.The net loss for the fourth quarter and year ended December 31, 2011 was $5.3 million and $25.7 million, respectively. As of December 31, 2011, Threshold had $20.3 million in cash, cash equivalents and marketable securities, with no debt outstanding.

The net loss for 2011 was $25.7 million compared to a net loss of $18.7 million in 2010. Included in the net loss for 2011 was non-cash income of $4.4 million compared to non-cash income of $5.2 million in 2010. The non-cash income related to the changes in fair value of the Company’s outstanding warrants and was classified as other income (expense). Total research and development expenses for 2011 increased to $24.4 million from $18.9 million in 2010. The increase in research and development expenses primarily reflects an increase in clinical trial expenses related to TH-302, the Company's hypoxia activated prodrug (HAP) including initiating a pivotal Phase 3 clinical trial in patients with soft tissue sarcoma. General and administrative expenses were $5.8 million for 2011 compared to $5.0 million in 2010. This increase was primarily due to an increase in consulting, facilities and personnel related expenses. Threshold recognized revenue of $0.1 million for 2011, related to a pre-existing license agreement with Eleison Pharmaceuticals, Inc. Total non-cash stock compensation expense was $1.0 million for 2011 compared to $0.8 million for 2010. The increase in stock-based compensation expense is due to the amortization of an increased number of options.

The net loss for the fourth quarter of 2011 was $5.3 million compared to $6.6 million for the fourth quarter of 2010. Included in the net loss for the fourth quarter of 2011 was non-cash income of $2.8 million compared to non-cash expense of $0.4 million in the fourth quarter of 2010. The non-cash income (expense) related to the changes in fair value of the Company’s outstanding warrants and was classified as other income (expense). Research and development expenses were $6.7 million for the fourth quarter of 2011 compared to $4.8 million for the fourth quarter of 2010. The increase in research and development expenses primarily reflects an increase in clinical trial expenses related to TH-302. General and administrative expenses were $1.4 million for the fourth quarter of 2011 versus $1.4 million for the fourth quarter of 2010. Threshold recognized revenue of $0.1 million in the fourth quarter of 2011, related to a pre-existing license agreement with Eleison Pharmaceuticals, Inc. Non-cash stock compensation expense for the Company was $0.3 million for the fourth quarter of 2011 versus $0.3 million for the fourth quarter of 2010.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com

For the year ended December 31, 2011, the Company’s operating cash requirements were $24.6 million. As of December 31, 2011, Threshold had $20.3 million in cash, cash equivalents and marketable securities. On February 3, 2012 the Company entered into a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302. Subject to termination of the applicable waiting period under the Hart-Scott-Rodino Act, Threshold will receive an upfront payment of $25 million and could receive another $55 million in additional development milestones during 2012, which includes a $20 million milestone payment based on positive results from its randomized Phase 2b trial in pancreatic cancer (“404 trial”) plus another $35 million in milestones that are independent of continued development of TH-302 in pancreatic cancer. The Company believes its cash, cash equivalents and marketable securities to be sufficient to fund the Company’s projected operating requirements for at least the next twelve months based upon current operating plans, milestone payment forecasts and spending assumptions.

Clinical Development Summary

The Company is evaluating TH-302, the Company's hypoxia-activated prodrug, in various solid tumors and hematologic malignancies. The Company has several clinical trials of TH-302, including the most advanced, which is the "406 trial", a pivotal Phase 3, controlled trial in combination with doxorubicin in patients with metastatic or locally advanced unresectable soft tissue sarcoma. The "407 trial" is a Phase 1 monotherapy trial in patients with advanced leukemias. The “408 trial” is a Phase 1/2 monotherapy trial in patients with multiple myeloma. The “410 trial” is a Phase 1/2 trial in combination with sunitinib in patients with renal cell carcinoma, gastrointestinal stromal tumors or pancreatic neuroendocrine tumors. To date, across all clinical trials, TH-302 has been administered to more than 600 cancer patients.

Key accomplishments during the past twelve months were as follows:

•	Announced positive Phase 2b clinical trial results of TH-302 from the “404 trial” in patients with first-line advanced pancreatic cancer
•	Announced a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302
•	Commenced the pivotal Phase 3 “406 trial” in combination with doxorubicin in patients with metastatic or locally advanced unresectable soft tissue sarcoma after receiving Special Protocol Assessment (SPA) on study design and analysis
•	Commenced two new clinical trials, the “408 trial” and the “410 trial”
•	Reported top-line results from the "407 trial"
•	Presented TH-302 preclinical and clinical data at select medical conferences including, for example, AACR (American Association for Cancer Research), ASCO (American Society of Clinical Oncology) and CTOS (Connective Tissue Oncology Society)

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com

Key Milestones

The Company currently anticipates the following key clinical milestones:

•	Report updated top-line results from the "407 trial" by the end of 2012
•	Report top-line results from the “408 trial” and the “410 trial” by the end of 2012
•	Report detailed results from the ”404 trial” in the second quarter of 2012 as well as updated top-line efficacy analysis, including overall survival, results in the second half of 2012, and
•	Provide an update on the interim analysis from the “406 trial” in the beginning of 2013

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold's product candidates, anticipated milestones, clinical trials and anticipated results and announcements, potential therapeutic uses and benefits of TH-302 and financial results, estimates, projections and requirements, including anticipated and potential payments from Merck KGaA. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release. ###

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$62	$-	$62	$-

Operating expenses
Research and development	6,742	4,743	24,388	18,937
General and administrative	1,420	1,380	5,710	4,971
Total Operating Expenses	8,162	6,123	30,098	23,908

Loss from operations	(8,100)	(6,123)	(30,036)	(23,908)

Interest income (expense),net	5	7	25	60
Other income (expense), net	2,820	(438)	4,358	5,166
Net Loss	$(5,275)	$(6,554)	$(25,653)	$(18,682)

Net loss per common share, basic & diluted	$(0.11)	$(0.19)	$(0.56)	$(0.56)

Weighted average number of shares used in per common share calculations: basic and diluted	49,128	33,702	45,900	33,654

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$20,290	$14,699
Prepaid expenses and other current assets	254	944
Property and equipment, net	543	271
Other assets	1,349	290
Total assets	$22,436	$16,204

Liabilities and stockholders' equity

Total current liabilities	$8,591	$3,514
Long-term liabilities (2)	9,362	7,747
Stockholders' equity	4,483	4,943
Total liabilities and stockholders' equity	$22,436	$16,204

(1) Derived from audited financial statements

(2) Includes as of December 31, 2011 and 2010, $9.2 million and $7.5 million of  warrant liability, respectively